 Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

TJS WOOD FLOORING, INC.

It is hereby certified that:

1. The name of the incorporation is TJS WOOD FLOORING, INC. (the "Corporation").

2. The certificate of incorporation of the Corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

Article 1: The name of the corporation is China Advanced Construction Materials Group, Inc.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware

Signed on April 29, 2008

/s/ Xianfu Han
Xianfu Han
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:36 PM 04/30/3008
FILED  06:19 PM 04/30/2008
SRV 080490397 - 4295009 FILE

DE BC D-:CERTIFICATE OF AMENDMENT-AFTER PAYMENT 01/98-1(#10)